UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 1, 2003
(Date of earliest event reported)

MICROS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488

(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289.

(Address of principal executive offices)      (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Item 2. Acquisition or Disposition of Assets.

     (a)  Effective May 1, 2003, the Registrant, MICROS Systems, Inc. (“MICROS”), entered into the Stock Purchase Agreement by among the Stockholders (individually and collectively, the “Shareholders”) of Datavantage Corporation and DV Technology Holdings Corporation (individually and collectively, “Datavantage”), pursuant to which MICROS will acquire, directly or indirectly, all of the issued and outstanding shares of Datavantage on the terms and conditions stated in the Stock Purchase Agreement. Consequently, MICROS will control all assets of Datavantage, subject to the terms and conditions of the Stock Purchase Agreement. The consideration to be paid by MICROS is approximately $52 million, subject to adjustments, modifications, and other conditions as stated in the Stock Purchase Agreement. The consideration consists of the following: (i) $28,600,000 to be paid at closing; (ii) $5,200,000, to be paid 18 months after closing, subject to certain holdback rights; and (iii) 719,360 shares of MICROS common stock. Except for the transactions described in the Stock Purchase Agreement, there is no material relationship between Datavantage and MICROS, its directors, officers, affiliates, or associates thereof.

     The source of funds is from general corporate funds, borrowing under the MICROS line of credit in effect with Bank of America, and unregistered shares of MICROS common stock.

     (b)  Datavantage’s primary business is point-of-sale software and business intelligence software designed for the retail industry. Any tangible assets acquired as part of this transaction will continue to be used for those purposes.

Item 7. Financial Statements and Exhibits.

(a)  Financial statements of businesses acquired. These will be filed by June 30, 2003.

(b)  Pro Forma Information. These will be filed by June 30, 2003.

(c)  Exhibits

     2.1 A copy of the Stock Purchase Agreement is attached as Exhibit 2.1 to this Form 8-K. Pursuant to Item 601(b)(2) of Regulation S-K, all of the schedules to the Stock Purchase Agreement have been omitted. MICROS agrees to furnish such schedules supplementally to the Commission upon request.

Item 9. Regulation FD Disclosure

     Attached as Exhibit 99.1 is the press release issued by MICROS on May 5, 2003 announcing the closing of the transaction described in Item 2 above.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2003

MICROS Systems, Inc. (Registrant)

By: /s/ Gary C. Kaufman Gary C. Kaufman Executive Vice-President, Finance and Administration, and Chief Financial Officer

Exhibit Index

2.1 Stock Purchase Agreement by and among MICROS Systems, Inc., the Stockholders of Datavantage Corporation and the Stockholders of DV Technology Holdings Corporation

99.1 Press Release